TCAM TECHNOLOGY PTE LTD 60 Kaki Bukit Place. #07-06, Eunos TechPark (LobbyB), Singapore 415979 Tel: (65) 67461930 Fax: (65) 67461938	TCAM

Date: 30th Jan 2008

To:
HUANTONG TELECOM SINGAPORE COMPANY PTE LTD
(Subsidiary of Guangzhou Global Telecom Company Limited – Nasdaq: GZGT)
913, Lorong 1, Toa Payoh, #01-04, Oleander Towers,
Singapore 319772
Tel. (852) 2725-6759. Fax: (852) 2720-6394

Dear Mr Kelvin Loh,

Re: LETTER OF INTENT FOR ACQUISITION (Draft Copy)

This letter of intent (L01) sets forth the intention of a proposed acquisition by Huantong Telecom Singapore Company Pte Ltd ("Huantong") to TCAM Technology Pte Ltd ("TCAM").

All communications and discussions are tentative until the execution of a written agreement by both parties.

1.	Huantong has proposed to TCAM to acquire 30% of the total authorized shares of common stock of TCAM Technology Pte Ltd.

2.
The paid up by Huantong to acquire the 30% shall comprises, both cash of S$200,000 and 3 million shares of Guangzhou Global Telecom Inc (OTC Bullion Board: GZGT). The S$200,000 cash will be paid into TCAM as investment and the 3 million shares of GZGT will be paid to existing TCAM shareholders. The paid up shall be completed within 15 days upon official agreement signed

3.
TCAM shareholders shall be able to sell the 50% of the GZGT shares freely in the US market after 6-months of holding period, upon achieving the net profit of S$0.2 million for the first half of year 2008 (from 01Jan08 to 30Jun08). The remaining 50% of GZGT shares shall be able to sell freely after one years of holding period. At all situations, TCAM shareholders shall not have any restrictions in selling the GZGT shares after one year of holding period.

4.	TCAM Technology Pte Ltd must be clear of all outstanding loans or liabilities to all parties inclusive of banks before acquisition can be completed.

5.	Cost of account auditing, legal charges, handling fee. etc. shall be borne by respective parties if required to do.

6.
TCAM shall allocate 2 director seats to Huantong representatives. Huantong has appointed Mr. Kelvin Loh and Mr. Glenn Yang in TCAM board of directors. Mr. Glenn Yang is also appointed as the financial controller for TCAM.

7.	TCAM management team shall remain the right to manage and maintain all current business transaction and activities.

TCAM TECHNOLOGY PTE LTD	TCAM

8.	TCAM management team shall be in full co-operation with Huantong management to meet the projected revenue.

We look forward to a productive and long-term co-operation here on.

Thank You.

Yours Sincerely	Acknowledged by

/s/ Mr. Tan Shuang Maan	/s/ Kelvin Loh
Mr. Tan Shuang Maan	Mr. Kelvin Loh
Managing Director	Chief Executive Officer
TCAM Technology Pte Ltd.	Huan Tong Telecom Singapore
Company Pte Ltd